Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	Daniel Francisco
	Investor Relations	Media Relations
	idonaldson@micron.com	dfrancisco@micron.com
	(208) 368-4093	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
SECOND QUARTER OF FISCAL 2016

BOISE, Idaho, March 30, 2016 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its second quarter of fiscal 2016, which ended March 3, 2016. Revenues for the second quarter of fiscal 2016 were $2.93 billion and were 12 percent lower compared to the first quarter of fiscal 2016 and 30 percent lower compared to the second quarter of fiscal 2015. Cash flows from operations were $763 million for the second quarter of fiscal 2016.

GAAP Income and Per Share Data – On a GAAP(1) basis, net loss attributable to Micron shareholders for the second quarter of fiscal 2016 was $97 million, or ($0.09) per diluted share, compared to net income of $206 million, or $0.19 per diluted share, for the first quarter of fiscal 2016.

Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, net loss attributable to Micron shareholders for the second quarter of fiscal 2016 was $48 million, or ($0.05) per diluted share, compared to net income of $249 million, or $0.24 per diluted share, for the first quarter of fiscal 2016. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

"Although we continue to navigate challenging market conditions, we are on track with deploying our advanced DRAM and NAND technologies and improving our cost structure," said Micron CEO Mark Durcan. "As a result, we expect to significantly improve our competitive position as we move through the second half of 2016 and beyond."

Revenues for the second quarter of fiscal 2016 were lower compared to the first quarter of fiscal 2016 primarily due to approximate 10 percent declines in both DRAM average selling prices and sales volume. Non-Volatile trade revenues for the second quarter of fiscal 2016 declined 6 percent compared to the first quarter primarily as a result of an approximate 15 percent decline in average selling prices partially offset by an increase in sales volume. The company's overall consolidated gross margin of 20 percent for the second quarter of fiscal 2016 was 5 percent lower compared to the first quarter of fiscal 2016 primarily due to lower average selling prices partially offset by manufacturing cost reductions for Non-Volatile products.

Investments in capital expenditures for the second quarter of fiscal 2016 were $1.23 billion. The company ended the second quarter of fiscal 2016 with cash and marketable investments of $5.14 billion.

The company will host a conference call Wednesday, March 30, 2016 at 2:30 p.m. MT to discuss its financial results. The call, audio, and slides will be available online at http://edge.media-server.com/m/p/336xx5th. A webcast replay will be available on the company's website until March 30, 2017. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 67709190) beginning at 5:30 p.m. MT, Wednesday, March 30, 2016 and continuing through Thursday, April 7, 2016. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron's broad portfolio of high-performance memory technologies—including DRAM, NAND, and NOR Flash—is the basis for solid state drives, modules, multichip packages, and other system solutions. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, networking, mobile, embedded, and automotive applications. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company's management excludes in analyzing the company's operating results and understanding trends in the company's earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company's outstanding capped call transactions. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	March 3, 2016	December 3, 2015	March 5, 2015	March 3, 2016	March 5, 2015
Net sales	$2,934	$3,350	$4,166	$6,284	$8,739
Cost of goods sold	2,355	2,501	2,761	4,856	5,696
Gross margin	579	849	1,405	1,428	3,043
Selling, general, and administrative	175	179	187	354	380
Research and development	403	421	379	824	755
Other operating (income) expense, net	6	17	(16)	23	(32)
Operating income (loss)	(5)	232	855	227	1,940
Interest income (expense), net	(85)	(85)	(75)	(170)	(158)
Other non-operating income (expense), net (1)	(6)	(4)	(6)	(10)	(55)
Income tax (provision) benefit (2)	(5)	4	(47)	(1)	(122)
Equity in net income of equity method investees	5	59	208	64	332
Net (income) loss attributable to noncontrolling interests	(1)	—	(1)	(1)	—
Net income (loss) attributable to Micron	$(97)	$206	$934	$109	$1,937

Earnings (loss) per share:
Basic	$(0.09)	$0.20	$0.87	$0.11	$1.81
Diluted	(0.09)	0.19	0.78	0.10	1.62

Number of shares used in per share calculations:
Basic	1,036	1,035	1,074	1,035	1,072
Diluted	1,036	1,085	1,190	1,072	1,193

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	March 3, 2016	December 3, 2015	September 3, 2015
Cash and short-term investments	$4,035	$3,641	$3,521
Receivables	1,984	2,223	2,507
Inventories	2,608	2,435	2,340
Total current assets	8,805	8,510	8,596
Long-term marketable investments	1,108	1,771	2,113
Property, plant, and equipment, net	11,819	11,060	10,554
Total assets	24,819	24,388	24,143

Accounts payable and accrued expenses	3,087	2,784	2,611
Current debt (1)(3)	1,125	1,051	1,089
Total current liabilities	4,411	4,025	3,905
Long-term debt (1)(3)	6,494	6,326	6,252

Total Micron shareholders' equity	12,264	12,301	12,302
Noncontrolling interests in subsidiaries	975	974	937
Total equity	13,239	13,275	13,239

	Six Months Ended
	March 3, 2016	March 5, 2015
Net cash provided by operating activities	$1,883	$2,843
Net cash provided by (used for) investing activities	(1,026)	(3,202)
Net cash provided by (used for) financing activities	(68)	(144)

Depreciation and amortization	1,575	1,355
Expenditures for property, plant, and equipment	(2,209)	(1,522)
Repayments of debt	(519)	(1,149)
Proceeds from issuance of debt	598	1,254
Cash paid to acquire treasury stock	(147)	(244)

(1)	Other non-operating income (expense) consisted of the following:

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	March 3, 2016	December 3, 2015	March 5, 2015	March 3, 2016	March 5, 2015
Loss from changes in currency exchange rates	$(5)	$(3)	$(6)	$(8)	$(27)
Loss on restructure of debt	—	(1)	—	(1)	(30)
Other	(1)	—	—	(1)	2
	$(6)	$(4)	$(6)	$(10)	$(55)

During the first quarter of fiscal 2016, the company recognized a loss of $1 million on the repurchase of $57 million in aggregate principal amount of 2033E Notes for $94 million in cash. In the first six months of fiscal 2015, the company recognized losses of $30 million from transactions to restructure its debt, including conversions, settlements and repurchases of convertible notes, and the early repayment of a note.

(2)
Income taxes included a provision related to changes in amounts of net deferred tax assets associated with the company's MMJ and MMT operations of $10 million for the second quarter of fiscal 2016, $22 million for the first quarter of fiscal 2016, and $33 million for the second quarter of fiscal 2015. Income taxes for the first quarter of fiscal 2016 also included a benefit of $41 million from business acquisition activities. Remaining taxes for fiscal 2016 and 2015 primarily reflect taxes on the company's other non-U.S. operations. The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. Income taxes on U.S. operations for fiscal 2016 and 2015 were substantially offset by changes in the valuation allowance.

(3)
In the second quarter of fiscal 2016, the company recorded capital lease obligations aggregating $424 million related to equipment sale-leaseback transactions at a weighted-average effective interest rate of 2.7%, payable in periodic installments through December 2020. In the first quarter of fiscal 2016, the company drew the remaining $174 million of financing under a term loan agreement, collateralized by certain property, plant, and equipment.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.
	March 3, 2016	December 3, 2015
GAAP net income (loss) attributable to Micron	$(97)	$206
Non-GAAP adjustments:
Restructure and asset impairments	1	15
Amortization of debt discount and other costs	31	33
Loss on restructure of debt	—	1
(Gain) loss from changes in currency exchange rates	5	3
Estimated tax effects of above items	(1)	2
Non-cash taxes from MMJ, MMT, and Inotera	13	30
Non-cash taxes from business acquisition activities	—	(41)
Total non-GAAP adjustments	49	43
Non-GAAP net income (loss) attributable to Micron	$(48)	$249

Number of shares used in diluted per share calculations:
GAAP	1,036	1,085
Effect of capped calls	—	(50)
Non-GAAP	1,036	1,035

Diluted earnings (loss) per share:
GAAP	$(0.09)	$0.19
Effects of above	0.04	0.05
Non-GAAP	$(0.05)	$0.24

The table above sets forth non-GAAP net income (loss) attributable to Micron, diluted shares and diluted earnings (loss) per share. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is helpful to understanding trends and in analyzing the company's operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company's operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies.

The company's management excludes the following items in analyzing the company's operating results and understanding trends in the company's earnings:

•	Restructure and asset impairments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company's convertible debt and the MMJ installment debt;

•	Loss on restructure of debt;

•	(Gain) loss from changes in currency exchange rates;

•	The estimated tax effects of above items;

•	Non-cash taxes resulting from utilization of, and other changes in, deferred tax assets of MMJ, MMT, and Inotera (an equity method investment of the company); and

•	Non-cash taxes resulting from business acquisition activities.

Non-GAAP diluted shares include the impact of the company's outstanding capped call transactions, which are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company's convertible notes. The anti-dilutive effect of the capped calls is based on the average share price for the period the capped calls are outstanding during the quarter.